Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: ACCURIDE CORPORATION, et al., (1) Debtors.	Chapter 11 Case No. 09-13449 (BLS) Jointly Administered Docket Ref. No. 448

ORDER CONFIRMING DEBTORS’ THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WHEREAS, on October 8, 2009, the above-captioned debtors and debtors-in-possession (collectively the “Debtors”) commenced their chapter 11 bankruptcy cases in this United States Bankruptcy Court for the District of Delaware (the “Court”).

WHEREAS, on October 21, 2009, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors pursuant to section 1102(a)(1) of the Bankruptcy Code (as reconstituted from time to time, the “Committee”).

(1)                                  The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Accuride Corporation, a Delaware corporation (9077); Accuride Cuyahoga Falls, Inc., a Delaware corporation (9556); Accuride Distributing, LLC, a Delaware limited liability company (3124); Accuride EMI, LLC, a Delaware limited liability company (N/A); Accuride Erie L.P., a Delaware limited partnership (4862); Accuride Henderson Limited Liability Company, a Delaware limited liability company (8596); AKW General Partner L.L.C., a Delaware limited liability company (4861); AOT Inc., a Delaware corporation (3088); Bostrom Holdings, Inc., a Delaware corporation (9282); Bostrom Seating, Inc., a Delaware corporation (7179); Bostrom Specialty Seating, Inc., a Delaware corporation (4182); Brillion Iron Works, Inc., a Delaware corporation (6942); Erie Land Holding, Inc., a Delaware corporation (8018); Fabco Automotive Corporation, a Delaware corporation (9802); Gunite Corporation, a Delaware corporation (9803); Imperial Group Holding Corp. -1, a Delaware corporation (4007); Imperial Group Holding Corp. -2, a Delaware corporation (4009); Imperial Group, L.P., a Delaware limited partnership (4012); JAII Management Company, a Delaware corporation (N/A); Transportation Technologies Industries, Inc., a Delaware corporation (2791); and Truck Components Inc., a Delaware corporation (5407).  The mailing address for Accuride Corporation is 7140 Office Circle, Evansville, Indiana 47715.

WHEREAS, on November 19, 2009, the U.S. Trustee appointed an official committee of equity security holders pursuant to section 1102(a)(1) of the Bankruptcy Code (the “Equity Committee”).

WHEREAS, on December 18, 2009, a hearing on the Disclosure Statement was held before this Court (the “Disclosure Statement Hearing”).

WHEREAS, on December 18, 2009, the Court entered its Order (A) Authorizing the Debtors to Conduct Rights Offering and (B) Approving Registration Agreement, Subscription Agreement and Subscription Form [docket no. 442] (the “Rights Offering Approval Order”).

WHEREAS, on December 21, 2009, the Debtors filed their (i) Third Amended Joint Plan of Reorganization for Accuride Corporation, et al. dated December 18, 2009 [docket no. 448] (as modified herein, the “Plan”)(2) and (ii) Disclosure Statement for the Third Amended Joint Plan of Reorganization for Accuride Corporation, et al. dated December 18, 2009 [docket no. 449] (the “Disclosure Statement”).

WHEREAS, on December 21, 2009, the Court entered its Order (A) Approving the Third Amended Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Third Amended Plan and for Filing Objections to the Third Amended Plan and (D) Approving the Manner and Forms of Notice and Other Related Documents [docket no. 454] (the “Disclosure Statement Order”).

WHEREAS, on or before December 29, 2009, the Debtors’ Voting and Claims Agent transmitted the Solicitation Packages, the Confirmation Hearing Notice, and the Rights Offering Materials (as defined in the Affidavit of Service of Paul V. Kinealy [docket no. 531]),

(2)                                  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan, and if not defined in the Plan then as defined in the Disclosure Statement.  If there is any conflict between the terms of the Plan or Disclosure Statement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

as attested to in the Affidavit of Service of Paul V. Kinealy on file with the Court [docket no. 531].

WHEREAS, on January 4, 2010, the Debtors published the Confirmation Hearing Notice in The Wall Street Journal.

WHEREAS, on January 15, 2010, the Debtors filed the Notice of Filing of Plan Supplement to Debtors’ Third Amended Plan of Reorganization, together with certain schedules and exhibits to the Plan [docket no. 580] (the “Plan Supplement”).

WHEREAS, on [                  ], 2010, the Court entered its Order Pursuant to 11 U.S.C. §§ 105(a) and 363(b) and Federal Bankruptcy Rule 9019(a) Authorizing the Debtors to Enter into a Settlement Agreement with Sun Accuride Debt Investments, LLC [docket no. [      ]] (the “Sun Settlement Order”).

WHEREAS, on [                  ], 2010, the Court entered its Order Pursuant to 11 U.S.C. §§ 105(a) and 363(b) and Federal Bankruptcy Rule 9019(a) Authorizing the Debtors to Enter into a Settlement Agreement with the Supporting Noteholders and Backstop Investors [docket no. [      ]] (the “Noteholder Settlement Order”).

WHEREAS, on February 4, 2010, the Debtors filed the Declaration of Jeffrey S. Stein of The Garden City Group, Inc. Certifying the Methodology for the Tabulation of Votes on and Results of Voting with Respect to the Third Amended Joint Plan of Reorganization for Accuride Corporation, et al.,  [docket no. 747] (the “Voting Report”), attesting to the tabulation of all Ballots received by the Voting and Claims Agent on or before the Voting Deadline (January 29, 2010) from Holders of Claims and Equity Interests and attesting to the results of the tabulation as follows:

a.                                       Class 4A (Prepetition First Out Credit Agreement LC Claims).  No Ballot from the Holder of the Class 4A Claim was received by the Voting and Claims

Agent on or before the Voting Deadline.  Therefore, Class 4A is deemed to have accepted the Plan.

b.                                      Classes 4B (Prepetition First Out Credit Agreement Other Claims).  Class 4B voted as follows:  54 claims in the amount of $150,818,336.88 voted to accept the Plan, and 0 claims in the amount of $0 voted to reject the Plan.  Accordingly, 100% of the voting Class 4B creditors voted to accept the Plan, and those creditors held 100% of the total dollar amount of such claims.  Therefore, Class 4B voted to accept the Plan.

c.                                       Class 7 (Subordinated Notes Claims).  Class 7 voted as follows: 125 claims in the amount of $266,501,370.86 voted to accept the Plan, and 1 claim in the amount of $20,000 voted to reject the Plan.  Accordingly, 99.21% of the voting Class 7 Creditors voted to accept the Plan, and those creditors held 99.99% of the total dollar amount of such claims.  Therefore, Class 7 voted to accept the Plan.

d.                                      Class 10 (Accuride Other Equity Interests).  Class 10 voted as follows:  Equity Interests in the amount of 23,576,721 shares voted to accept the Plan, and Equity Interests in the amount of 9,659,049 shares voted to reject the Plan.  Accordingly, 70.94% of the total dollar amount of Equity Interests that voted accepted the Plan.  Therefore, Class 10 voted to accept the Plan.

WHEREAS,  a hearing to consider confirmation of the Plan was held on [February 17, 2010] before this Court (the “Confirmation Hearing”).

NOW, THEREFORE, based upon this Court’s review of the Plan, the briefs, affidavits and declarations submitted in support of confirmation of the Plan, including, without limitation, (i) the Declaration of James H. Woodward, Jr. in Support of Confirmation of the Debtors’ Third Amended Joint Plan of Reorganization for Accuride Corporation et al. (the “Woodward Declaration”); (ii) Declaration of Winn in Support of Confirmation of the Debtors’ Third Amended Joint Plan of Reorganization for Accuride Corporation et al. (the “Winn Declaration”); and (iii) (a) Expert Valuation Report of Richard J. Shinder and (b) Richard J. Shinder Rebuttal Report (the “Shinder Reports” and, together with the Woodward Declaration and Winn Declaration, the “Confirmation Declarations”) and upon all of the evidence proffered or adduced at, and arguments of counsel made at the Disclosure Statement Hearing, the hearing to consider the adjournment of the Confirmation Hearing on February 10, 2010, and the

Confirmation Hearing, and upon the entire record of these Chapter 11 Cases, and after due deliberation thereon, THE COURT HEREBY FINDS AND CONCLUDES THAT:

A.                      Jurisdiction, Core Proceeding, Exclusive Jurisdiction (28 U.S.C. §§ 157(b)(2) and 1334).  This Court has jurisdiction under 28 U.S.C. §§ 157 and 1334 to consider confirmation of the Plan and all provisions thereof.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.                        Venue (28 U.S.C. §§ 1408 and 1409).  Venue of the Debtors’ Chapter 11 Cases is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

C.                        Eligibility (11 U.S.C. § 109).  The Debtors are entities eligible for relief under section 109 of the Bankruptcy Code.

D.                       Judicial Notice.  The Court takes judicial notice of the docket in these Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all arguments made, proffered or adduced at hearings held before the Court during the pendency of the Chapter 11 Cases.

E.                         Transmittal of Solicitation Packages and Solicitation of Votes.  The Disclosure Statement, together with all exhibits thereto, including the Plan, Plan Supplement, Ballots, and the other materials constituting the Solicitation Packages were transmitted and served in accordance with the Court’s orders and all applicable Bankruptcy Rules and such transmittal and service was adequate and sufficient.

F.                         Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with all applicable provisions of the Bankruptcy Code and Bankruptcy Rules, including sections 1122 and 1123 of the Bankruptcy Code.  Thus, the Plan satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code.

G.                        Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Claims, DIP Facility Claims and Priority Tax Claims (which are not required to be classified), Article III of the Plan designates nine (9) Classes of Claims and three (3) Classes of Equity Interests.  The Claims and Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests in each such Class.  Valid business, factual, and legal reasons exist for classifying the various Classes of Claims and Equity Interests in the manner set forth in the Plan, and such Classes do not unfairly discriminate between or among Holders of Claims or Equity Interests.  As a result, the Plan satisfies the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

H.                       Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article III of the Plan specifies whether each Class of Claims and Equity Interests is Impaired or Unimpaired under the Plan.  Therefore, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

I.                            Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article III of the Plan sets forth the treatment of each Impaired Class of Claims or Equity Interests.  Therefore, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

J.                           No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment for each Claim in each respective Class unless the Holders of particular Claims have agreed to less favorable treatment with respect to such Claims.  Thus, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

K.                       Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (i) the retention by the Reorganized Debtors of all property and assets of the Estates and the continued existence of the Debtors as Reorganized Debtors, (ii) the Amended Organizational Documents that will govern the Reorganized Debtors after the Effective Date, (iii) the selection and appointment of a new board of directors of Reorganized Accuride, (iv) entry into the Restructured Credit Facility (including payment of all fees and expenses associated therewith), (v) the cancellation of the Accuride Other Equity Interests, (vi) the issuance of the New Warrants and the New Common Stock, and (vii) entry into the New Indenture and the issuance of the Rights Offering Notes.  Thus, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

L.                         Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)).  Article V of the Plan provides that the Reorganized Accuride Amended Organizational Documents shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated therein.  Thus, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

M.                    Selection of Officers, Directors or Trustee (11 U.S.C. § 1123(a)(7)).  The provisions of the Plan and the Reorganized Debtors’ certificates of incorporation, bylaws or other organizational documents regarding the manner of selection of officers and directors of the Reorganized Debtors, including, without limitation, the provisions of Article V of the Plan providing mechanisms for the selection of directors, are consistent with the interests of Claim and Equity Interest Holders and with public policy.  Thus, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

N.                       Earnings from Personal Services (11 U.S.C. § 1123(a)(8)).  Section 1123(a)(8) of the Bankruptcy Code applies only to individual debtors and is not applicable in these Chapter 11 Cases.

O.                       Impairment/Unimpairment of Classes (11 U.S.C. § 1123(b)(1)).  Article III of the Plan impairs or leaves Unimpaired, as the case may be, each Class of Claims or Equity Interests under the Plan.  Thus, the Plan satisfies the requirements of section 1123(b)(1) of the Bankruptcy Code.

P.                         Treatment of Executory Contracts and Unexpired Leases (11 U.S.C. §1123(b)(2)).  Article VI of the Plan provides for the assumption or rejection of the executory contracts and unexpired leases of the Debtors that previously have not been assumed or rejected.  Thus, the Plan satisfies the requirements of section 1123(b)(2) of the Bankruptcy Code.

Q.                       Preservation of Causes of Action and Rights (11 U.S.C. § 1123(b)(3)).  Article X of the Plan provides for the preservation, retention and enforcement by the Reorganized Debtors of Litigation Claims, Causes of Action, rights, and defenses not expressly settled or released under the Plan. Thus, the Plan satisfies the requirements of section 1123(b)(3) of the Bankruptcy Code.

R.                        Modification of Rights of Secured Creditors (11 U.S.C. § 1123(b)(5)).  Article III of the Plan modifies the rights of secured creditors by providing all of the Holders of

Class 4A Claims and Class 4B Claims with the rights set forth in the Restructured Credit Facility Agreement in exchange for their Claims.  Thus, the Plan satisfies the requirements of section 1123(b)(5) of the Bankruptcy Code.

S.                         Other Plan Implementation Provisions (11 U.S.C. § 1123(b)(6)).  The Plan contains certain other implementation provisions consistent with the applicable provisions of the Bankruptcy Code, including without limitation, as set forth in Article VIII of the Plan, mechanisms for the resolution of Disputed Claims and Equity Interests.  Thus, the Plan satisfies the requirements of section 1123(b)(6) of the Bankruptcy Code.

T.                        Cure of Defaults (11 U.S.C. § 1123(d)).  The Plan provides for the satisfaction of default Claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  All cure amounts will be determined in accordance with the underlying agreements and applicable nonbankruptcy law.  Thus, the Plan satisfies the requirements of section 1123(d) of the Bankruptcy Code.

U.                       Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors, who are the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules and the Disclosure Statement Order in transmitting the Solicitation Packages and in soliciting and tabulating the votes with respect to the Plan, thereby complying with sections 1125 and 1126 with respect to the Disclosure Statement and voting on the Plan.  The Debtors have complied with all applicable provisions of the Bankruptcy Code during the Chapter 11 Cases, except as otherwise provided or permitted by orders of the Court.  Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.  Thus, the Plan satisfies the requirements of section 1129(a)(2) of the Bankruptcy Code.

V.                        Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors, who are the proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law.  The Debtors and their respective officers, directors and professional advisors acted in good faith in the negotiation and formulation of the Plan.  The Plan is based upon extensive, arms’ length negotiations between and among the Debtors, the Backstop Investors, certain Prepetition Lenders and the Ad Hoc Noteholders Group, representing a substantial majority of Prepetition Lenders and certain of the holders of Subordinated Notes, respectively, and is the culmination of months of intensive prepetition and post-petition negotiations and discussions amongst all parties.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates and to effectuate a successful chapter 11 reorganization of the Debtors, and the release, exculpation, compromise and settlement, indemnification and preservation of Debtors’ Causes of Action provisions contained in the Plan also are consistent with that purpose.  Thus, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

W.                   Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  The Plan provides that Professional Fee Claims submitted by Estate professionals will be entitled to payment only if and to the extent they are approved by the Court.  The Plan also provides for the payment of the Ad Hoc Noteholders Group Fees and Expenses, Transaction Fees and other fees and expenses of the Prepetition Lenders, the DIP Agent and DIP Lenders, the Committee Members and the Members of the Ad Hoc Noteholders Group pursuant to certain procedures provided in the Plan, which provide the Court with continuing oversight over the reasonableness of such fees and expenses.  The Plan also provides that all other Administrative Claims will be entitled to payment only to the extent they are Allowed Claims.  Thus, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

X.                       Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  Prior to the Confirmation Hearing, the Debtors filed the Plan Supplement disclosing the identity and affiliations of each of the individuals proposed to serve after confirmation of the Plan as a director of the Reorganized Debtors.  The appointment to, or continuance in, such office of each such individual is consistent with the interests of Holders of Claims against and Equity Interests in the Debtors and with public policy.  Thus, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

Y.                        No Rate Changes (11 U.S.C. § 1129(a)(6)).  The transactions contemplated by the Plan do not involve any rates established or approved by, or otherwise subject to, any governmental regulatory commission.  Thus, section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

Z.                        Best Interests of Creditors Test (11 U.S.C. § 1129(a)(7)).  The Liquidation Analysis attached as Exhibit F to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing: (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered; (b) have not been controverted by other persuasive evidence; (c) are based upon reasonable and sound assumptions; (d) provide a reasonable estimate of the liquidation values of the Debtors (approximately $105.4 million to $127 million) upon a hypothetical conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, and (e) establish, therefore, that each Holder of an Impaired Claim or Equity Interest either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such Claim Holder or Equity Interest Holder would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.  Thus, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

AA.            Acceptance or Rejection of Plan by Impaired Classes.  Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (Secured Tax Claims), Class 5 (Prepetition Last Out Credit Agreement Claims), Class 6 (General Unsecured Claims), Class 8 (Intercompany Claims), Class 9 (Accuride Preferred Equity Interests) and Class 11 (Equity Interests in Subsidiaries) are Unimpaired under the Plan and deemed as a matter of law to have accepted the Plan.  Class 4A (Prepetition First Out Credit Agreement LC Claims), Class 4B (Prepetition First Out Credit Agreement Other Claims), Class 7 (Subordinated Notes Claims) and Class 10 (Accuride Other Equity Interests) are Impaired by the Plan and were entitled to vote on the Plan.  As attested in the Voting Report, Classes 4B, 7 and 10 voted to accept the Plan.  Class 4A failed to submit any Ballots and is deemed to have accepted the Plan.(3)

BB.                Treatment of Administrative and Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Claims and Other Priority Claims under Articles II and III of the Plan, respectively, satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Allowed Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.  Thus, the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

(3)                                  See In re Ruti-Sweetwater, Inc., 836 F.2d 1263 (10th Cir. 1988) (inaction by a non-voting single class creditor constitutes acceptance by the class).  See also In re Szosteck, 886 F.2d 1405, 1413 (3d Cir. 1989) (relying extensively on the analysis of Ruti-Sweetwater in holding that the “general rule is that the acceptance of the plan by a secured creditor can be inferred from the absence of an objection”); In re Adelphia Communs. Corp., 368 B.R. 140 (Bankr. S.D.N.Y. 2007) (following Ruti-Sweetwater in holding that a non-voting class is deemed to have accepted the plan).

CC.                Impaired Class Approval (11 U.S.C. § 1129(a)(10)).  As evidenced by the Voting Report, which certified both the method and results of the voting, pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code, at least one Class of Claims against the Debtors that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.  Thus, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

DD.              Feasibility (11 U.S.C. § 1129(a)(11)).  The Financial Projections contained and discussed in the Disclosure Statement, and the additional evidence proffered, adduced and/or presented at the Confirmation Hearing with respect to the showing required by section 1129(a)(11) of the Bankruptcy Code: (a) is persuasive and credible; (b) has not been controverted by other evidence; and (c) establishes that (i) the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan in the ordinary course of their business, and (ii) confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors.  Thus, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

EE.                  Payment of Fees (11 U.S.C. § 1129(a)(12)).  The Plan provides that the Reorganized Debtors shall pay all outstanding fees payable pursuant to section 1930 of title 28, United States Code on the Effective Date, and that all such fees payable after the Effective Date shall be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.  Thus, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

FF.                  Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Pursuant to Article VI of the Plan, the Reorganized Debtors shall continue to pay all “retiree benefits” (as such term is defined in section 1114 of the Bankruptcy Code) of the Debtors for the duration of the period for which the Debtors had obligated themselves to provide such benefits.  Accordingly, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

GG.                No Domestic Support Obligations (11 U.S.C.§ 1129(a)(14)). The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

HH.              Means Test (11 U.S.C.§ 1129(a)(15).  The Debtors are not individuals.  Accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

II.                        Transfers of Property by Nonprofits (11 U.S.C.§ 1129(a)(16).  The Debtors are moneyed businesses and/or commercial corporations.  Accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.  Nevertheless, if section 1129(a)(16) applied, the Plan would be in compliance because all transfers of property under the Plan are to be made in accordance with any applicable provisions of non-bankruptcy law.

JJ.                      Identification of Plan Proponents (Fed. R. Bankr. P. 3016(a)).  As required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the Plan proponents.

KK.              Only One Plan (11 U.S.C. § 1129(c)).  Other than the Plan (including previous versions thereof), no plan has been filed in these Chapter 11 Cases.  Thus, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

LL.                 Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. § 77e), and no governmental unit has requested that this Court not confirm the Plan for this reason.  Accordingly, the Plan satisfies the requirements of  section 1129(d) of the Bankruptcy Code.

MM.       Valuation.  The Reorganized Debtors’ Valuation Analysis attached as Exhibit E to the Disclosure Statement and the estimated enterprise value, as described therein, is reasonable, proposed in good faith, and supported by the Confirmation Declarations and the evidence presented at the Confirmation Hearing.

NN.             Executory Contracts.  The Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign or reject each of their executory contracts and unexpired leases as set forth in Article VI of the Plan and Plan Schedule 5 thereto.  In accordance with the provisions of Article VI of the Plan, each assumption or rejection of an executory contract or unexpired lease as provided in the Plan shall be legal, valid, and binding upon the applicable Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code, and this Confirmation Order constitutes approval of all such assumptions and rejections of such executory contracts and leases.

OO.             Adequate Assurance.  The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each of the contracts and leases that are being assumed by the Debtors pursuant to the Plan.  The Debtors also have provided adequate assurance of the Reorganized Debtors’ future performance under such contracts and leases.

PP.                 Compromise and Settlements, Releases, Exculpations, Indemnifications and Injunction.  The Court (a) has jurisdiction under sections 1334(a), (b) and (d) of title 28 of the United States Code to approve the injunctions, exculpations, indemnifications and releases set forth in the Plan, including, without limitation, those contained in Article X of the Plan, and (b) has authority under Federal Rule of Bankruptcy Procedure 9019 to approve the compromise and settlement provisions of the Plan, including, without limitation, those contained in Article V, Article VIII and Article X of the Plan.  Such provisions were prominently disclosed in the Plan and Disclosure Statement.  Moreover, section 105(a) of the Bankruptcy Code and the case law promulgated thereunder permit the issuance of the injunctions and approval of the releases set forth in Article X of the Plan, if, as has been established here, such provisions: (1) are essential to the formulation and implementation of the Plan, as provided in section 1123(a)(5) of the Bankruptcy Code; (2) are important to the overall objectives of the Plan to finally resolve, except to the extent otherwise provided in the Plan, all claims among or against the parties in interest in these Chapter 11 Cases with respect to the Debtors; (3) confer substantial benefits on the Debtors’ Estates; (4) are fair and reasonable; and (5) are in the best interests of the Debtors, their Estates, and parties in interest.  In approving the injunctions, exculpations, indemnifications and releases set forth in the Plan, the Court has considered: (W) whether an identity of interest between the Debtors and the releasees exists, such that a suit against the releasees is a suit against the Debtors or would deplete assets of the estates; (X) the substantial contribution of the releasees since the Petition Date; (Y) the essential nature of Article X of the Plan to the approval of the Plan; and (Z) that a substantial majority of the creditors and interest holders support the

Plan.  Based upon the record of these Chapter 11 Cases and the evidence proffered, adduced, and/or presented at the Confirmation Hearing, the Court finds that the releases, settlement and compromise, injunction, indemnification and exculpation provisions set forth in the Plan, including, without limitation, those set forth in Article X of the Plan, are consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code and applicable law.  All entities benefited by the releases, settlement and compromise, injunction, indemnification and exculpation provisions set forth in the Plan have contributed and/or will contribute value to the Debtors and their Estates.  The failure to effect the release, settlement and compromise, injunction, indemnification and exculpation provisions set forth in the Plan would seriously impair the Debtors’ ability to confirm the Plan.

QQ.             Preservation of Rights of Action.  The preservation of the Debtors’ Litigation Claims and Causes of Action and the rights of the Reorganized Debtors to pursue such Litigation Claims and Causes of Action, as provided in Article X of the Plan, are consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code and applicable law, and with the Plan’s purpose of maximizing the value of the Estates and effectuating a chapter 11 reorganization of the Debtors.

RR.               Substantive Consolidation for Limited Purposes.   Article V.B of the Plan is premised upon substantively consolidating the Debtors with respect to the voting and treatment of all Claims and Equity Interests except for the Other Secured Claims in Class 2 and Secured Tax Claims in Class 3, as provided below.  The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 2 Claims or Class 3 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor.  Article V.B of the Plan further provides that the Plan serves as a request by the Debtors, in lieu of a separate motion to the Bankruptcy Court, that it grant substantive consolidation with respect to the voting and treatment of all Claims and Equity Interests other than Class 2 Claims and Class 3 Claims as follows: on the Effective Date, (a) Class 8 Intercompany Claims will not be taken into account for voting or treatment purposes under this Plan (although such Claims will be Reinstated); (b) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim or Allowed Secured Tax Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for Other Secured Claims and Secured Tax Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims and Secured Tax Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors.  In the Third Circuit, Debtors seeking substantive consolidation must show either “(i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.”  In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005) (emphasis supplied).  Based upon the record of these Chapter 11 Cases and the evidence proffered, adduced, and/or presented at the Confirmation  Hearing, the Court finds that the facts of these Chapter 11 Cases necessitate substantive consolidation, and substantive consolidation is warranted as required by the aforementioned case law and applicable law.  For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan or this Confirmation Order.  The Disclosure Statement expressly advised Holders of the proposed limited consolidation and explained the impact and the status of the applicable case law.  The Holders overwhelmingly voted to accept the Plan.  Moreover, notwithstanding the limited consolidation, after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct legal entity, properly capitalized, with all the powers of a corporation, limited liability company, partnership or other entity, as applicable, pursuant to the applicable law in its state of incorporation or organization and pursuant to the Amended Organization Documents.  After the Effective Date, each of the Reorganized Debtors shall be vested with all of the assets of such Debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan.  Accordingly, the limited substantive consolidation provided for in the Plan is consistent with the requirements of the Bankruptcy Code.

SS.                 Transmittal of Materials; Solicitation and Notice.  Following the entry of the Disclosure Statement Order, the Debtors distributed the Plan and Disclosure Statement to all Holders of Claims in Classes 4A, 4B and 7 and Holders of Interests in Class 10, together with a solicitation of votes to accept or reject the Plan, consistent with the Disclosure Statement Order.  Additionally, the Debtors published the Confirmation Hearing Notice on January 4, 2010 in The Wall Street Journal.  Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based on the circumstances of the Chapter 11 Cases, was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, and no other or further notice is or shall be required.  The solicitation of votes on the Plan and the Solicitation Packages complied with the solicitation procedures in the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.  Notice of the

Plan, and all related documents, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, and no other or further notice is or shall be required.

TT.               Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Court in these Chapter 11 Cases, the Debtors, the other parties to the Noteholder Restructuring Support Agreement (a copy of which is attached as Exhibit C to the Declaration of James H. Woodward Jr. in Support of Chapter 11 Petitions and First Day Pleadings dated as of October 8, 2009 [docket no. 3]), the other parties to the Lender Restructuring Support Agreement (a copy of which is attached as Exhibit B to the Declaration of James H. Woodward Jr. in Support of Chapter 11 Petitions and First Day Pleadings dated as of October 8, 2009 [docket no. 3]), and other key constituents, including the Committee, and each of their respective attorneys and other professional advisors have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the limitations of liability set forth therein and in the Plan.

UU.             Restructured Credit Facility.  On the Effective Date, the Reorganized Debtors and Accuride Canada will enter into a Restructured Credit Facility in an amount equal to $308.2 million including (i) letters of credit and (ii) the amount of interest accrued on the Prepetition Last Out Credit Agreement Claims through the Effective Date, which Restructured Credit Facility shall be substantially on the terms set forth in the draft credit agreement attached as Exhibit G to the Plan, and/or on such other terms as may be modified on or prior to the Effective Date.  The Restructured Credit Facility is critical to the success of the Plan.  Based upon the record of these Chapter 11 Cases, the Restructured Credit Facility has been negotiated in good faith and on an arms’ length basis and each party thereto may rely upon the provisions of this Confirmation Order in closing the Restructured Credit Facility.  The terms of the Restructured Credit Facility, together with the payment of all fees and expenses thereunder or associated therewith, are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by equivalent value and fair consideration.

VV.               Rights Offering.  The Debtors conducted the Rights Offering and distributed the Subscription Rights in accordance with the Rights Offering Approval Order.  The Rights Offering is critical to the success of the Plan.  As demonstrated at the Confirmation Hearing, the significant new capital financing made available through the Rights Offering is necessary to the consummation of the Plan and the operation of the Reorganized Debtors.  Based upon the record of these Chapter 11 Cases, after a comprehensive and exhaustive review of other financing alternatives, the Rights Offering was proposed in good faith and represented the best terms for financing reasonably available to the Debtors in this context.

WW.     The Reorganized Debtors Will Not Be Insolvent Nor Left With Unreasonably Small Capital.  As of the occurrence of the Effective Date and after taking into account the transactions contemplated by the Plan: (a) the present fair saleable value of the property of the Reorganized Debtors will be not less than the amount that will be required to pay the probable liabilities on the Reorganized Debtors’ then-existing debts as they become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to the Reorganized Debtors; and (b) the Reorganized Debtors’ capital will not be unreasonably small in relation to their business or any contemplated or undertaken transaction.

XX.             Burden of Proof; Satisfaction of Confirmation Requirements.  The Debtors, as proponents of the Plan, have met their burden of proving the elements of section 1129(a) of the Bankruptcy Code, by a preponderance of the evidence, which is the applicable evidentiary standard in the Court, as well as under the clear and convincing standard of proof.  The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

YY.               Likelihood of Satisfaction of Conditions Precedent to Effectiveness.  Each of the conditions precedent to confirmation and Consummation of the Plan, as set forth in Article IX of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied or waived.

ZZ.               Retention of Jurisdiction.  The Court properly may retain jurisdiction over the matters set forth in Article XI of the Plan.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

1.                                       Approval and Confirmation.  The Plan, which includes the Plan Supplement (and all schedules and exhibits thereto) which is hereby incorporated into and constitutes a part of the Plan, is hereby approved and confirmed in its entirety pursuant to section 1129 of the Bankruptcy Code.  The schedules and exhibits to the Plan Supplement and Disclosure Statement (as may be modified pursuant to the terms of the Plan, Plan Supplement, Disclosure Statement and/or such schedule or exhibit, as applicable) are incorporated by reference into and comprise an integral part of the Plan and this Confirmation Order.

2.                                       Objections.  All objections, if any, to the adequacy of the Disclosure Statement and/or to confirmation of the Plan, and all reservations of rights included in such objections, that have not been resolved, withdrawn or rendered moot, are hereby overruled on the merits.

3.                                       Binding Effect; Waiver of Fed. R. Bankr. P. 3020(e) and Federal Rule of Civil Procedure 62(a).  The fourteen (14) day stay provided by Bankruptcy Rule 3020(e) and Federal Rule of Civil Procedure 62(a) shall not apply to this Confirmation Order, which shall become immediately effective upon the entry hereof.  Immediately upon the entry of this Confirmation Order: (a) this Confirmation Order and the provisions of the Plan shall be binding upon (i) the Debtors, (ii) the Reorganized Debtors, (iii) all Holders of Claims against and Equity Interests in the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such Holders accepted the Plan, (iv) each Person acquiring property under the Plan, (v) any other party-in-interest, (vi) any Person making an appearance in these Chapter 11 Cases, and (vii) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians; and (b) the Debtors are authorized to consummate the Plan immediately upon entry of this Confirmation Order in accordance with the terms of the Plan.

4.                                       Continued Corporate Existence; Vesting of Assets.  The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, with all the powers of corporations, memberships and partnerships pursuant to the applicable law in their states of incorporation or organization and pursuant to the Amended Organizational Documents.  All property and assets of the Estates (including, without limitation, Causes of Action) and any property and assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors on or after the Effective Date, free and clear of all Liens, charges, Claims, encumbrances, Equity Interests, mortgages, deeds of trust, or other security interests except as expressly provided in the Plan or this Confirmation Order (including, without limitation, the liens and security interests granted or confirmed in connection with the Restructured Credit Facility).  Thereafter, except as may be provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

5.                                       Appointment of Board of Directors of Reorganized Accuride.  The board of directors of Reorganized Accuride shall be appointed as provided in the Plan.  Such appointment, upon entry of this Confirmation Order, shall be made, pursuant to section 303 of the General Corporation Law of the State of Delaware (the “DGCL”), with like effect as if made by unanimous action of the stockholders of Reorganized Accuride in lieu of the annual meeting of stockholders.  The directors appointed pursuant to the Plan shall hold office from and after the Effective Date, subject to the earlier resignation, death, disqualification or removal of such director, until the next annual meeting or until his or her successor shall have been elected and qualified in accordance with applicable law and the terms of the Amended Organizational Documents.  Entry of this Confirmation Order shall be deemed to satisfy the requirements of section 211(c) of the DGCL, and Reorganized Accuride shall not be required to hold an annual meeting of stockholders in 2010.

6.                                       Effectuating Documents; Further Transactions; General Authorizations.  The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code or otherwise.  Entry of this Confirmation Order shall constitute a direction to and authorization for the Debtors and Reorganized Debtors to take or cause to be taken any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan).  In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases, and other agreements specifically granted in this Confirmation Order and the Plan, the Debtors and the Reorganized Debtors are authorized, and empowered, without necessity of action of their respective stockholders or boards of directors, to take any and all actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.

7.                                       Corporate Actions.  The corporate actions contemplated by Article V.N of the Plan are authorized and approved in their entirety.  Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors or the Reorganized Debtors shall be required for the Debtors or the Reorganized Debtors to (a) enter into, execute and deliver, adopt, or amend, as the case may be, any of the contracts, leases, instruments, releases, and other agreements or documents and plans to be entered into, executed and delivered, adopted, or amended in connection with the Plan, and, following the Effective Date, each of such contracts, leases, instruments, releases, and other agreements shall comprise a legal, valid, and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms, (b) issue for distribution or reserve for issuance in accordance with the terms of the Plan, the New Securities and Documents (upon such issuance, all such securities, notes, stock, instruments and/or certificates shall be duly and validly authorized, issued, and outstanding, fully paid, nonassessable, free and clear of any mortgage, lien, pledge, security interest, or other encumbrance of any kind, and not subject to pre-emptive or similar rights of third parties), or (c) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan.  Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors or members of any Debtor (as of prior to the Effective Date) shall be deemed by entry of this Confirmation Order to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) without any requirement of further action by the stockholders, directors, managers or partners of such Debtor, or the need for any approvals, authorizations, actions or consents of any Person.  All matters provided for in the Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtor, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor, as applicable, in connection with the Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtor, as applicable, or by any other Person.  On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtor, as applicable, are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and each Reorganized Debtor, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.  The secretary and any assistant secretary of each Debtor and each Reorganized Debtor as applicable, shall be authorized to certify or attest to any of the foregoing actions.

8.                                       Equity Incentive Program.  As soon as practical after the Effective Date, the New Board will adopt and implement the Equity Incentive Program without further notice to or order of the Bankruptcy Court, or the vote, consent, authorization or approval of any Entity or shareholder.  Entry of this Confirmation Order shall be deemed to constitute approval of the Equity Incentive Program pursuant to section 303 of the DGCL.

9.                                       Restructured Credit Facility Approved.  The terms of the Restructured Credit Facility, together with the payment of fees and expenses thereunder or associated therewith, are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by equivalent value and fair consideration.  The Reorganized Debtors are authorized to (and to cause non-Debtor affiliates to) execute, deliver, file, record and/or issue the Restructured Credit Facility Agreement, any notes, guarantees, documents (including UCC financing statements and other documents necessary to secure the obligations of the Reorganized Debtors thereunder) or other agreements (including fee letters) required to evidence or effectuate the Restructured Credit Facility, including the Consent to Fifth Amended and Restated Credit Agreement (the “Restructured Credit Facility Consent”) (collectively, the “Restructured Credit Facility Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured Credit Facility Agreement).  The Reorganized Debtors are authorized to (and to cause non-Debtor affiliates to) enter into the Restructured Credit Facility Documents on the terms described in the Restructured Credit Facility Documents (including to pay the fees provided for therein or associated therewith), as such Restructured Credit Facility Documents thereafter may be altered, amended, modified or supplemented from time to time in accordance with the terms of the Plan and in accordance with the Bankruptcy Code and the Bankruptcy Rules.  After the Effective Date, the Restructured Credit Facility Documents may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.  The Restructured Credit Facility Documents, as such Restructured Credit Facility Documents may be amended, supplemented or otherwise modified from time to time, are approved and ratified as being entered into in good faith and being critical to the success and feasibility of the Plan.  On the Effective Date, all of the Holders

of Class 4A Claims and Class 4B Claims will be deemed (i) to be bound by and to have adopted and entered into the Restructured Credit Facility (subject to the satisfaction of the conditions set forth in the Restructured Credit Facility Consent) as if such Holder had executed and delivered an original counterpart to the Restructured Credit Facility Consent and (ii) to have approved and authorized the Administrative Agent (as defined in the Restructured Credit Facility) to adopt, enter into and bind itself under the terms of the Restructured Credit Facility Consent and the other Restructured Credit Facility Documents, in each case without further notice to or order of the Bankruptcy Court.  The Restructured Credit Facility Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the Restructured Credit Facility are being extended in good faith, for legitimate business purposes, are reasonable, shall not be subject to recharacterization for any purposes whatsoever, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law.  On the Effective Date, all of the Liens and security interests to be granted in accordance with the Restructured Credit Facility (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Restructured Credit Facility Documents, (iii) shall, without limiting the benefit of existing perfected security interests or liens securing the Prepetition Credit Agreement obligations and which shall continue to secure the Restructured Credit Facility and/or which may constitute Restructured Credit Facility Documents, be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Restructured Credit Facility Documents, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non bankruptcy law.  The Reorganized Debtors and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order.  On the Effective Date, all fees and expenses of the Prepetition Lenders will be indefeasibly paid and satisfied in full in Cash by the Reorganized Debtors as provided in the Plan and/or as contemplated by the Restructured Credit Facility Documents.  All fees, costs, and expenses paid or to be paid by the Reorganized Debtors in connection with the Restructured Credit Facility are hereby authorized and approved.

10.                                 Rights Offering and New Indenture Approved.  The Rights Offering and the New Indenture, a copy of which was included in the Plan Supplement, are approved as being entered into in good faith and being critical to the success and feasibility of the Plan, and all references in the Plan or this Confirmation Order to the New Indenture shall be to the New Indenture as may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.  Reorganized Accuride and other Reorganized Debtors party to the New Indenture are each authorized to enter into and consummate the transactions contemplated by the New Indenture and any agreement or document entered into in connection therewith, including, but not limited to, the Backstop Commitment Agreement and the Commitment Agreement Assumption Order, and the New Indenture and all such agreements and documents will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the

Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Indenture).  After the Effective Date, the New Indenture may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.  The New Indenture shall constitute legal, valid, binding and authorized obligations of Reorganized Accuride and the other Debtors party thereto, enforceable in accordance with their terms.  The proceeds of the Rights Offering will fund Cash payments required to be made under the Plan, including, without limitation, Transaction Expenses, the Prepetition Last Out Payment Amount and repayment of the DIP Facility Claims, payments on account of Class 6 Claims, and be used for general corporate purposes by the Reorganized Debtors after the Effective Date, and such payments shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non bankruptcy law.

11.                                 Limited Substantive Consolidation Approved.  The Debtors are granted substantive consolidation with respect to the voting and treatment of all Claims and Equity Interests other than Class 2 Claims and Class 3 Claims as follows: on the Effective Date, (a) Class 8 Intercompany Claims will not be taken into account for voting or treatment purposes under the Plan (although such Claims will be Reinstated); (b) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim or Allowed Secured Tax Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for Other Secured Claims and Secured Tax Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims and Secured Tax Claims)

Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors.  For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan and this Confirmation Order.

12.                                 Approval of Settlement, Discharge, Release, Exculpation, Indemnification and Injunction Provisions.   Without limiting or diminishing any other provision of the Plan, and pursuant to applicable law, including sections 105(a) and 1123(b)(3) and (6) of the Bankruptcy Code, except as otherwise set forth in this Confirmation Order, the discharge, release, settlement and compromise, injunction, indemnification and exculpation provisions set forth in the Plan, including, without limitation, those set forth in Article X of the Plan, are deemed incorporated into this Confirmation Order as if set forth in full herein and are hereby approved in their entirety as an integral part of the Plan and are fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests.  The Release set forth in Article X.B of the Plan shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and this Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Release set forth in the Plan.  In addition, the Debtors and Reorganized Debtors, on behalf of themselves and the Estates, are deemed to have released and waived any and all Avoidance Actions against any and all Persons.

13.                                 Approval of Preservation of Causes of Action and Litigation Claims of Debtors.  Without limiting or diminishing any other provision of the Plan, Article X.E of the Plan, which provides, among other things, for the retention by the Debtors and prosecution by the Reorganized Debtors of Causes of Action and Litigation Claims and attendant rights, is approved in its entirety.

14.                                 Injunction.  Without limiting any of the releases, indemnifications, compromises and settlements, exculpations, preservations of rights of action and reservations of rights contained in Article X of the Plan, and except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner any suit, action or other proceeding, or creating, perfecting or enforcing any Lien of any kind, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest, or remedy released or to be released, exculpated or to be exculpated, or discharged or to be discharged pursuant to the Plan or this Confirmation Order.  By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim or Equity Interest will be deemed to have specifically consented to this injunction.

15.                                 Cancellation of Liens, Claims and Equity Interests.  Except as otherwise provided in the Plan or this Confirmation Order (including to the extent set forth in Paragraph 9), or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan (including, without limitation, the Restructured Credit Facility Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged (except to the extent reinstated under the Plan), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  Any Entity holding such Liens or interests shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Entity and will, pursuant to section 1142 of the Bankruptcy Code, promptly take such actions as may be requested by the Reorganized Debtors to evidence the release of such Liens or interests, including the execution, delivery, and filing or recording of instruments of termination, release, satisfaction and/or assignment (in recordable form).  To the extent any such release is not promptly delivered, filed, or otherwise effected by such Entities to the satisfaction of the Postpetition Administrative Agent or the Reorganized Debtors, the Reorganized Debtors and the Postpetition Administrative Agent shall be deemed authorized to execute, file, record, deliver, or otherwise cause such releases without further notice or order of this Court.  All right, title, and interest of any Entity holding any Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates, including any rights to any collateral thereunder (except for the Liens continued or granted pursuant to the Restructured Credit Facility Documents), shall revert to the applicable Reorganized Debtors and their successors and assigns.

16.                                 Retained Assets.  To the extent that the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to the Reorganized Debtors (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or Equity Interests, except as expressly provided in the Plan or this Confirmation Order (including, without limitation, as to the liens and security interests granted in connection with the Restructured Credit Facility), (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

17.                                 Automatic Stay.  Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in Article X of the Plan and/or sections 524 and 1141 of the Bankruptcy Code.  Upon the Effective Date, the injunction provided in Article X of the Plan shall apply.  Notwithstanding anything to the contrary in this paragraph, nothing herein shall bar the filing of financing documents (including Uniform Commercial Code financing statements, security agreements, leases, mortgages, trust agreements and bills of sale) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

18.                                 Environmental Liabilities.  As to the United States, its agencies, departments or instrumentalities (collectively, the “United States”), and notwithstanding any other language in the Plan, nothing in the Plan or this Confirmation Order discharges, releases or precludes: (i) any environmental liability to the United States that is not a Claim; (ii) any environmental Claim of the United States arising on or after the Confirmation Date; (iii) any environmental liability to the United States on the part of the Debtors or Reorganized Debtors or any other entity as the owner or operator of real property after the Confirmation Date; or (iv) any environmental liability to the United States on the part of any Person other than the Debtors or the Reorganized Debtors.  Nor shall anything in the Plan or this Confirmation Order enjoin or otherwise bar the United States from asserting or enforcing, outside this Court, any liability described in this paragraph.

19.                                 Pension Plan Matters.  Upon confirmation of the Plan, the Reorganized Debtors will assume and continue to maintain the Pension Plans, and contribute to the Pension Plans the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430.  Nothing in the Plan will be construed as discharging, releasing, or relieving the Debtors, or their successors, including the Reorganized Debtors, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plans or the PBGC.  The PBGC and the Pension Plans will not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or this Confirmation Order.

20.                                 DIP Facility Claims.  The Allowed DIP Facility Claims will be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims.  Upon indefeasible payment and satisfaction in full of all Allowed DIP Facility Claims, the DIP Facility Credit Agreement and all “Loan Documents” as defined therein, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, in each case without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule and without any or further vote, consent, authorization or approval of any Person, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.  Notwithstanding the above, any indemnity provisions contained in the DIP Facility Credit Agreement will survive such termination, release and satisfaction in the manner and to the extent set forth therein. Upon the Effective Date,  the DIP Lenders’ respective commitments, if any, to provide financing under the DIP Facility Credit Agreement and the Final DIP Order, shall be terminated without any further action by any party.

21.                                 Exemption from Securities Laws (11. U.S.C. § 1145).  The issuance of the New Securities and Documents and the distribution thereof under the Plan, and distribution and exercise of the Subscription Rights, shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, Section 4(2) of the Securities Act and/or other applicable exemptions.

22.                                 Registration Agreement.  Reorganized Accuride is authorized to enter into and consummate the transactions contemplated by the Registration Agreement and such documents, and any agreement or document entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Agreement).  Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized Accuride will enter into the Registration Agreement with each Person (a) who by virtue of the issuance by

Reorganized Accuride to such Person on the Effective Date of the New Common Stock and/or New Notes, as the case may be, and/or its relationship with Accuride (i) holds New Notes or New Common Stock that are “restricted” (as such term is used within the meaning of the applicable securities laws) by virtue of being acquired in a private placement under section 4(2) of the Securities Act, or (ii) could otherwise reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Reorganized Accuride, and (b) who requests in writing that Reorganized Accuride execute such agreement.  In connection with the distribution of New Common Stock to current or former employees of the Debtors, Reorganized Accuride may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Common Stock and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

23.                                 Exemption From Certain Transfer Taxes (11. U.S.C. § 1146(c)).  Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States.  Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the Restructured Credit Facility, (ii) the issuance of New Common Stock, New Warrants and New Notes (under the Plan and pursuant to the Rights Offering) and (iii) the maintenance or creation of security or any Lien as contemplated by the Restructured Credit Facility.  Furthermore, and without limiting the foregoing, any transfers from a Debtor to a Reorganized Debtor or to any other Person pursuant to the Plan, as contemplated by the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Debtors’ property in the United States, shall not be subject to any Stamp or Similar Tax or governmental assessment.  All filing and recording officers (or any other federal, state or local governmental officials or agents with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any Stamp or Similar Tax or governmental assessment, and shall accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment.  The Court shall retain specific jurisdiction with respect to these matters.

24.                                 Filing and Recording.  This Confirmation Order (a) is and shall be effective as a determination that, except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan (including, without limitation, the Restructured Credit Facility Documents), on the Effective Date, all Claims existing prior to such date have been unconditionally released, discharged, and terminated and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.  Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including

Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any Stamp or Similar Tax or governmental assessment imposed by state or local law.

25.                                 Payment of Statutory Fees and Compliance with Reporting Requirements. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date, and shall continue to be paid on a quarterly basis until the Chapter 11 Cases are closed or converted and/or the entry of final decrees.  The Reorganized Debtors shall file post-confirmation quarterly reports and any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee Guidelines.

26.                                 Executory Contracts and Unexpired Leases; Rejection Damages.  Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign or reject each of their Executory Contracts and Unexpired Leases as set forth in Article VI of the Plan and Plan Schedule 5 thereto.  The Executory Contract and Unexpired Lease provisions of the Plan, including Article VI of the Plan and Plan Schedule 5 thereto, are specifically approved in all respects, are incorporated herein in their entirety and are so ordered.  The applicable Debtor or Debtors are authorized to assume, assign and/or reject executory contracts or unexpired leases in accordance with Article VI of the Plan and Plan Schedule 5 thereto.  In accordance with the provisions of Article VI of the Plan, each assumption or rejection of an Executory Contract or Unexpired Lease as provided in the Plan shall be legal, valid, and binding upon the applicable Reorganized Debtor and all non-debtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.  Without amending or altering any prior order of the Bankruptcy Court approving the assumption, rejection or proposed assignment of any Executory Contract or Unexpired Lease, entry of this Confirmation Order shall constitute approval of all assumptions, rejections and proposed assignments of Executory Contracts and Unexpired Leases as contemplated in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.  To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Each Executory Contract and Unexpired Lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.  If the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred, estopped and enjoined and shall not be enforceable against the applicable Debtor, Reorganized Debtor or Estate, and the Debtors, the Reorganized Debtors and their Estates and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless a Proof of Claim is filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including this

Confirmation Order) approving such rejection or unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan.  As of the Effective Date, all such Claims shall be subject to the permanent injunction set forth in Article X.F of the Plan.

27.                                 Assumption and Rejection of Executory Contracts and Unexpired Leases.  On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that: (i) have been rejected by order of the Bankruptcy Court; (ii) are the subject of a motion to reject pending on the Effective Date; (iii) are identified on Plan Schedule 5; or (iv) are rejected pursuant to the terms of the Plan.  To the extent any Executory Contract or Unexpired Lease is with a Debtor to be merged into another Debtor and is to be assumed or deemed assumed under the Plan, the Executory Contract or Unexpired Lease also shall be deemed to be an asset and liability and obligation of the Reorganized Debtor into which that Debtor is to be merged.

28.                                 Cure of Defaults for Assumed Executory Contracts or Unexpired Leases.  In the event of a dispute regarding: (a) the amount of any payments to cure a default, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and/or assigning it.

29.                                 Assumption of Director and Officer Insurance Policies.  The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained herein, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors hereunder as to which no Proof of Claim need be Filed.  Notwithstanding anything to the contrary contained herein, confirmation of the Plan shall not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

30.                                 Post-Petition Contracts.  Subject to the Amended Organizational Documents, contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, any Executory Contracts or Unexpired Leases assumed by a Debtor, shall be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable.  Such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) shall survive and remain unaffected by entry of this Confirmation Order or the occurrence of the Effective Date.

31.                                 Plan Distributions.  On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims or Equity Interests shall be effectuated pursuant to Article VII and Article VIII of the Plan.

32.                                 Bar Date for Administrative Claims.  Except as otherwise provided in Article II.A of the Plan, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in this Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F of the Plan.  Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended by order of the Bankruptcy Court.

33.                                 Deadline for Filing Professional Fee Claims.  Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, this Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional

Fees Bar Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order.  Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim.  Each Holder of an Allowed Professional Fee Claim shall be paid by the Reorganized Debtors in Cash within five Business days of entry of the order approving such Allowed Professional Fee Claim.

34.                                 Change of Control Provisions.  To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Each Executory Contract and Unexpired Lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of this

Court authorizing and providing for its assumption, or applicable law.  Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan shall be Reinstated and such acceleration shall be rescinded and deemed not to have occurred.

35.                                 Intercompany Claims and Equity Interests.  The treatment of Intercompany Claims and Equity Interests provided in Article III.B the Plan is approved in its entirety.

36.                                 Plan Classification Controlling.  The classifications and Allowed amounts of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications and amounts set forth on the Ballots tendered to the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect, the actual classifications or Allowed amounts of such Claims under the Plan or for distribution purposes, (c) may not be relied upon by any creditor or interest holder as representing the actual classifications or Allowed amounts of such Claims under the Plan for distribution purposes, and (d) shall not be binding on the Debtors, their Estates, the Reorganized Debtors or any successor in interest to any of the foregoing.

37.                                 Findings of Fact and Conclusions of Law.  The determinations, findings, judgments, decrees and orders set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  Each finding of fact set forth herein, to the extent it is or may be so deemed a conclusion of law, also shall constitute a conclusion of law.  Each conclusion of law set forth herein, to the extent it is or may be so deemed a finding of fact, also shall constitute a finding of fact.

38.                                 Dissolution of the Committee and the Equity Committee.  On the Effective Date, the Committee and the Equity Committee shall dissolve automatically and their members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.

39.                                 Notice of Confirmed Plan.  In accordance with Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), as soon as reasonably practicable after the Confirmation Date, the Debtors shall serve notice of the entry of this Confirmation Order, substantially in the form annexed hereto as Exhibit 1, which form is hereby approved (the “Notice of Confirmed Plan”), by first-class mail, postage prepaid on all known creditors, equity security holders, and other parties in interest in these Chapter 11 Cases; provided, however, that such notice need not be given or served under or pursuant to the Bankruptcy Code, the Bankruptcy Rules, the local bankruptcy rules of this Court or this Confirmation Order to any Person or Entity to whom the Debtors mailed a notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved-left no forwarding address” or “forwarding order expired,” or similar reason (the “Unreachable Parties”), unless the Debtors have been informed in writing by such Person or Entity of that Person’s or Entity’s new mailing address.  The notice described herein is adequate and appropriate under the particular circumstances and no other or further notice is necessary or required.  Notwithstanding the foregoing, pursuant to Bankruptcy Rule 2002(l), the Debtors shall be deemed to have satisfied the requirements of Bankruptcy Rule 2002(f)(7) with respect to any of the Unreachable Parties and any claimholder that does not reside in the United States by publishing the Notice of Confirmed Plan once in The Wall Street Journal (National Edition).

40.                                 Publication/Notice.  As soon as reasonably practicable after the Confirmation Date, the Debtors shall cause the Notice of Confirmed Plan to be published one time in The Wall Street Journal.  The Debtors may, but are not required to, publish the Notice of Confirmed Plan in such other newspapers or publications as they deem appropriate.

41.                                 Substantial Consummation.  “Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

42.                                 Estimation Proceedings.  Any and all rights of the Debtors and Reorganized Debtors under section 502(c) of the Bankruptcy Code are reserved.

43.                                 Other Rights.  Any and all rights of the Debtors and Reorganized Debtors under section 502(e) of the Bankruptcy Code are reserved.

44.                                 Failure to Consummate Plan.  If the Effective Date of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgement, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

45.                                 Modification of Plan.  Subject to the limitations and rights contained in the Plan, after the entry of this Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.  A Holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.

46.                                 Further Assurances.  The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions under the Plan and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or this Confirmation Order.

47.                                 Integration of Plan and Confirmation Order Provisions.  The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are integrated with each other and are nonseverable and mutually dependent.

48.                                 Final Order.  This Confirmation Order is a Final Order, and the period in which an appeal must be filed shall commence immediately upon the entry of this Confirmation Order.

49.                                 Retention of Jurisdiction.  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction as provided in the Plan over the Chapter 11 Cases and all matters arising under, arising in, or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over the matters set forth in Article XI of the Plan.  Without limiting the foregoing, this Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Confirmation Order.

50.                                 References to Plan Provisions.  The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan (including all exhibits and schedules thereto) be and is confirmed in its entirety and incorporated herein by reference.

51.                                 Confirmation Order Controlling.  If there is any conflict or inconsistency between any Plan provision and any provision of this Confirmation Order, then, solely to the extent of such conflict or inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.  To the extent that any exhibit to the Plan is inconsistent with the terms of the Plan and unless otherwise provided in this Confirmation Order, the terms of the exhibit to the Plan shall control as to all transactions contemplated thereby and the terms of the Plan shall control as to any Plan provision that may be required under an exhibit to the Plan.

52.                                 Separate Confirmation Orders.  This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtor’s separate Chapter 11 Case for all purposes.  The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

53.                                 Reversal.  If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order.  Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

54.                                 Plan Modifications and/or Resolution of Objections.

(i)                                     This Confirmation Order incorporates by reference the Sun Settlement Order.  To the extent of any conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of the Sun Settlement Order, the terms and conditions of the Sun Settlement Order shall control.  In furtherance thereof, Section I.B of the Plan is hereby amended by deleting the definition of “Prepetition First Out Credit Agreement Other Claim” in its entirety and replacing it with:

“Prepetition First Out Credit Agreement Other Claim” means any Claim of the Prepetition Agent or any Prepetition Lender against any Debtor for “First Out Loan Obligations,” as defined in the Prepetition Credit Agreement, including, without limitation, the “PIK Advances” incurred prior to and after the Petition Date, but excluding (i) the fees and expenses of the Holder of the Prepetition Last Out Credit Agreement Claim payable under the Prepetition Credit Agreement (if any) incurred prior to or after the Petition Date, (ii) the Prepetition Last Out Credit Agreement Claim and (iii) the Prepetition First Out Credit Agreement LC Claim.

The fees and expenses of the Holder of the Prepetition Last Out Credit Agreement Claim payable under the Prepetition Credit Agreement (if any) incurred prior to or after the Petition Date (the “Last Out Fee and Expense Claims”) shall be settled and paid in accordance with the Sun Settlement Order.  The Last Out Fee and Expense Claims shall not be classified or treated as a Class 4B Prepetition First Out Credit Agreement Other Claim or as a Claim in any other Class under the Plan.

(ii)                                  This Confirmation Order incorporates by reference the Noteholder Settlement Order.  To the extent there is any conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of the Noteholder Settlement Order, the terms and conditions of the Noteholder Settlement Order shall control.  The Debtors are authorized and empowered to take all steps necessary and appropriate to carry out and otherwise effectuate the terms conditions and provisions of the Settlement Agreement (as defined in the Noteholder Settlement Order), including, without limitation, amending the forms of the New Warrants, the New Notes and the New Indenture which were attached as exhibits to the Plan to ensure that they are consistent with the terms of the Noteholder Settlement Order and Settlement Agreement.

(iii)                               Notwithstanding anything to the contrary in the Plan, the Claims of the Internal Revenue Service (the “IRS”) shall be paid in full in cash upon the later of the date that is (a) five business days following the Effective Date or (b) five business days following the date on which the Claims of the IRS are Allowed.

(iv)                              Notwithstanding anything to the contrary in the Plan, the Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume the unexpired lease of certain equipment between the Debtors and Huntington National Bank, N.A. referenced in the Limited Protective Objection of the Huntington National Bank, N.A. to Confirmation of Debtors Third Amended Plan of Reorganization [docket no. 448], and the Debtors will pay any and all cure amounts required under section 365 of the Bankruptcy Code in connection with such assumption within five (5) business days of the Effective Date.

(v)                                 Notwithstanding any provision in the Plan, the Order confirming Plan and any implementing Plan documents, any licenses, authorizations, contracts, including but not limited to contracts arising under the Retiree Drug Subsidy Program, agreements or other interests of the United States federal government shall be treated, determined and administered in the ordinary course of business as if the debtors’ bankruptcy cases were never filed and the debtors and the Reorganized Debtors shall comply with all applicable non-bankruptcy law, federal statutes, regulations, policies and procedures with respect to its relationships with the United States federal government.  Moreover, without limiting the foregoing, nothing in the Plan, Order confirming Plan or implementing Plan documents shall be interpreted to set cure amounts or to require the United States federal government to novate or otherwise consent to the transfer of any United States federal government contract, agreement or interest.  Without limiting the foregoing, HHS’ rights to offset or recoup any amounts due under or relating to any contracts, agreements or other interests are expressly preserved and included in the definition of Other Secured Claims Under the Plan.

(vi)                              Notwithstanding any provision to the contrary in the Plan, the Order confirming the Plan, and any Plan documents, nothing shall affect the rights of the Internal Revenue Service to assert setoff and recoupment and such rights are expressly preserved.

55.                                 The allowed amount of the fees and expenses of counsel for the Official Committee of Equity Security Holders shall be reduced by $250,000.

56.                                 The allowed amount of the fees and expenses of the financial advisor to the Official Committee of Equity Security Holders shall be limited to $600,000.

Dated:	February 18, 2010
Wilmington, Delaware

/s/ Brendan L. Shannon
HONORABLE BRENDAN L. SHANNON
UNITED STATES BANKRUPTCY JUDGE